Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
January 4, 2008

VISTA INTERNATIONAL TECHNOLOGIES, INC. TO BE FEATURED AT UPCOMING TRADE MISSION

DENVER, CO - January 4, 2008 - (PRNEWSWIRE) - Vista International Technologies, Inc. (VVIT) will be in the enviable position of having its technology showcased at the upcoming US Department of Commerce Renewable Energy Trade Mission to China and India, being held January 8-18, 2008. VVIT’s Thermal Gasifier technology will be an integral part of the synergistic renewable energy package being discussed by Vista International, Inc., VVIT’s parent company. The Department of Commerce press release for the trade mission can be found at http://trade.gov/press/press_releases/2007/clean-energy_122107.asp

Vista International, Inc is one of 18 companies chosen by the US Department of Commerce to participate in the trade mission, which will organize meetings with representatives of the Chinese and Indian governments, as well as various corporate leaders in those countries. US Commerce Assistant Secretary David Bohigian remarked “The continuing rapid growth of the Chinese and Indian economies presents unparalleled opportunities and challenges. U.S. clean-energy companies can help China and India meet their enormous energy demands while deploying technology that benefits the environment. The 18 U.S. companies participating in this mission are among the most innovative in the world and the mission’s business and government meetings allow them to present cutting-edge products and services to these dynamic markets.”

Members of the management of VVIT will be in attendance at the meetings as well. Management has received inquiries regarding new projects involving the Thermal Gasifier technology, and various attendees have already requested meetings with VVIT management during the trade mission. In addition, management will have the opportunity to advance discussions on the projects in China for which it has signed Letters of Intent. With its attendance at this key renewable energy summit, VVIT management is focusing on its promise of “reducing the carbon footprint, one step at a time”

This invitation for VVIT management follows the US Dept of Commerce naming Vista International Inc. as an official Observer to the Renewable Energy and Distributed Generation Task Force of the Asia Pacific Partnership on Clean Development and Climate (APP). The seven countries that comprise the APP represent roughly half the world’s economy, population, and energy use, according to the partnership’s website (www.asiapacificpartnership.org), and this designation has been extended to a select few companies in the US in the area of renewable energy and distributed power generation. General Electric and Solar Turbines (a Caterpillar Inc. subsidiary) were the first companies to receive this designation, followed by Vista International, Inc. and Caterpillar Inc. in July 2007.

Statements in this press release other than historical facts are "forward-looking" statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Future operating results of the Company are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. Readers are advised to review the “forward looking statements” included in our reports which are filed with the Securities and Exchange Commission.

Contact info:

Barry Kemble, CEO
Timothy Peach, CFO
Vista International Technologies Inc.
8001 InterPort Blvd. Suite 260
Englewood, CO 80112
Phone: 303-690-8300
info@nathanielenergy.com
www.nathanielenergy.com
www.viti.us.com